EXHIBIT 99.1

Radius Recycling Reports Second Quarter Fiscal 2025 Financial Results

Ferrous and Finished Steel Sales Volumes Up Year-Over-Year

Positive Operating and Free Cash Flow

Radius Board Declares Quarterly Dividend

PORTLAND, Ore., April 04, 2025 (GLOBE NEWSWIRE) -- Radius Recycling, Inc. (NASDAQ: RDUS) (“Radius” or the “Company”) today reported results for the second quarter of fiscal 2025 ended February 28, 2025.

The Company reported a loss per share from continuing operations of $(1.15) and a net loss of $(33) million in the second quarter of fiscal 2025, compared to ($1.19) and ($34) million, respectively, in the prior year second quarter. Adjusted EBITDA was approximately break-even in the second quarter of fiscal 2025, compared to $3 million in the prior year second quarter. Adjusted loss per share from continuing operations was $(0.99) in the second quarter of fiscal 2025, compared to ($1.04) in the prior year second quarter.

On a year-over-year basis, operating performance in the second quarter of fiscal 2025 was slightly lower primarily due to lower global ferrous and finished steel prices, including as a result of the dampening effect from elevated levels of Chinese steel exports, partially offset by higher ferrous and finished steel sales volumes, stronger nonferrous demand, and benefits from productivity initiatives:

  Ferrous average net selling prices were 14% lower year-over-year. This, together with tight scrap flows exacerbated by particularly challenging winter weather conditions, led to a compression in metal spreads compared to the prior year quarter. Domestic and export market conditions diverged in the latter part of the quarter, as domestic ferrous scrap prices increased sharply and mills began restocking. This surge supported margin expansion on domestic shipments, but also contributed to a temporary spread compression on export sales that had already been contracted for the quarter. The impact of average inventory accounting in the second quarter of fiscal 2025 was approximately neutral, compared to a benefit of approximately $2 per ferrous ton in the second quarter of fiscal 2024.
  Ferrous sales volumes were 12% higher compared to the prior year quarter, primarily benefiting from a reduction in inventories due to timing of shipments.
  Stronger nonferrous demand led to 10% higher average net selling prices. Nonferrous sales volumes were 1% lower year-over-year primarily due to timing of shipments.
  The contribution from finished steel was lower year-over-year primarily due to a decline in average net selling prices of 9%, although finished steel prices began to rise in the latter part of the quarter. This was partially offset by 15% higher finished steel sales volumes year-over-year as demand in the Company’s Western markets remained healthy. The mill utilization rate was 88% in the second quarter of fiscal 2025, compared to 81% in the prior year’s second quarter.
  The second quarter of fiscal 2025 reflected the full contribution from the Company’s productivity initiatives implemented over the past year, which were the main drivers of the 12% reduction in consolidated Selling, General, and Administrative (SG&A) costs compared to the prior year quarter. Results for the second quarter of fiscal 2025 also included a $3 million gain from the Company’s asset monetization program, while the prior year second quarter had included a $2 million gain from insurance recoveries.

In the second quarter of fiscal 2025, the Company generated positive operating cash flow of $20 million, including a benefit to working capital primarily associated with a reduction in inventories on timing of shipments, and free cash flow of $13 million. Total debt was $430 million at the end of the quarter, and debt, net of cash, was $424 million. Capital expenditures were $11 million in the quarter.

The effective tax rate for the second quarter of fiscal 2025 was a benefit of 11% on a pre-tax loss. While the Company continues to be in a valuation allowance position, the tax rate in the second quarter included a favorable true-up resulting primarily from a change in estimates of projected full year performance used in its annual effective tax rate method.

During the second quarter of fiscal 2025, the Company returned capital to shareholders through its 124th consecutive quarterly dividend.

Declaration of Quarterly Dividend
The Board of Directors declared a cash dividend of $0.1875 per common share, payable May 5, 2025 to shareholders of record on April 21, 2025. The Company has paid a dividend every quarter since going public in November 1993.

Merger Update
On March 13, 2025, the Company entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Toyota Tsusho America, Inc. (“TAI”) pursuant to which, on the terms and subject to the conditions set forth in the Merger Agreement, the Company would become a wholly owned subsidiary of TAI (the “Merger”). The Board of Directors of the Company has approved the Merger Agreement and the transactions contemplated thereby, including the Merger. Subject to the satisfaction of the closing conditions, the Company anticipates the Merger to close in the second half of calendar 2025.

Earnings Conference Call
As a result of the pending Merger with TAI, the Company will not be holding a second quarter earnings conference call or webcast.

About Radius Recycling, Inc.
Radius is a leading North American recycler of ferrous and nonferrous metals with 53 operating facilities across 25 states, Puerto Rico, and Western Canada. The Company sells its products to U.S. and export customers from its locations on both the East and West Coasts of the U.S., the Southeast, Hawaii, and Puerto Rico. Radius’ integrated operating platform also includes 50 stores operating across the U.S. and Western Canada under its Pick-N-Pull brand which sell serviceable used auto parts from salvaged vehicles and receive over 4 million annual retail visits. The Company’s electric arc furnace and rolling mill located in McMinnville, Oregon is vertically integrated with its Pacific Northwest metals recycling operations and produces rebar, wire rod, and other specialty products that are sold to customers primarily in the Western U.S. and Western Canada. Radius began operations in 1906 in Portland, Oregon, where it remains headquartered.

Summary Results
($ in millions, except per share and per ferrous ton amounts)
	Quarter			Six Months ended
	2Q25	1Q25	2Q24	2025	2024
Revenues	$643	$657	$621	$1,299	$1,294
Gross margin (total revenues less cost of goods sold)	$27	$33	$40	$61	$80
Selling, general and administrative expense	$55	$57	$62	$112	$125
Net income (loss)	$(33)	$(37)	$(34)	$(70)	$(52)
Net income (loss) per ferrous ton(5)	$(30)	$(33)	$(35)	$(32)	$(24)
Diluted income (loss) per share from continuing operations attributable to Radius shareholders
Reported	$(1.15)	$(1.30)	$(1.19)	$(2.45)	$(1.83)
Adjusted(1)	$(0.99)	$(1.33)	$(1.04)	$(2.32)	$(1.68)
Adjusted EBITDA(1)	$—	$—	$3	$—	$4
Adjusted EBITDA per ferrous ton(1) (5)	$—	$—	$3	$—	$2
Cash flows from (used in) operating activities	$20	$(2)	$(55)	$18	$(56)

Ferrous sales volumes (LT, in thousands)(2)	1,094	1,106	980	2,200	2,132
Avg. net ferrous sales prices ($/LT)(3)	$330	$338	$384	$334	$368
Nonferrous sales volumes (pounds, in millions)(2) (4)	174	177	176	352	358
Avg. nonferrous sales prices ($/pound)(3) (4)	$1.03	$1.02	$0.94	$1.02	$0.93
Finished steel average net sales price ($/ST)(3)	$756	$775	$832	$765	$832
Finished steel sales volumes (ST, in thousands)	131	125	114	256	243
Rolling mill utilization (%)	88%	81%	81%	84%	88%

LT = Long Ton, which is equivalent to 2,240 pounds
ST = Short Ton, which is equivalent to 2,000 pounds

(1)  See Non-GAAP Financial Measures for reconciliation to U.S. GAAP.
(2)  Ferrous and nonferrous volumes sold externally and delivered to our steel mill for finished steel production.
(3)  Price information is shown after netting the cost of freight incurred to deliver the product to the customer.
(4)  Nonferrous sales volumes and average nonferrous prices excludes platinum group metals (“PGMs”) in catalytic converters.
(5)  May not foot due to rounding.

RADIUS RECYCLING, INC. CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS ($ in thousands, except per share amounts) (Unaudited)

	Three Months Ended			Six Months ended
	February 28, 2025	November 30, 2024	February 29, 2024	February 28, 2025	February 29, 2024
Revenues	$642,508	$656,537	$621,059	$1,299,045	$1,293,956
Cost of goods sold	615,011	623,132	580,996	1,238,143	1,214,416
Selling, general and administrative expense	54,943	56,684	62,160	111,627	125,262
(Income) from joint ventures	(188)	(448)	(30)	(636)	(703)
Asset impairment charges	—	184	1,476	184	1,476
Restructuring charges and other exit-related activities	1,422	1,897	3,175	3,319	3,210
Operating income (loss)	(28,680)	(24,912)	(26,718)	(53,592)	(49,705)
Interest expense	(8,771)	(8,862)	(5,803)	(17,633)	(10,613)
Other income (expense), net	209	636	(263)	845	(432)
Income (loss) from continuing operations before income taxes	(37,242)	(33,138)	(32,784)	(70,380)	(60,750)
Income tax (expense) benefit	4,277	(3,791)	(1,195)	486	8,975
Income (loss) from continuing operations	(32,965)	(36,929)	(33,979)	(69,894)	(51,775)
Income (loss) from discontinued operations, net of tax	—	—	(31)	—	(33)
Net income (loss)	(32,965)	(36,929)	(34,010)	(69,894)	(51,808)
Net (income) loss attributable to noncontrolling interests	(12)	(244)	31	(256)	(135)
Net income (loss) attributable to Radius shareholders	$(32,977)	$(37,173)	$(33,979)	$(70,150)	$(51,943)

Net income (loss) per share attributable to Radius shareholders:
Basic:
Income (loss) per share from continuing operations	$(1.15)	$(1.30)	$(1.19)	$(2.45)	$(1.83)
Net income (loss) per share	$(1.15)	$(1.30)	$(1.19)	$(2.45)	$(1.83)
Diluted:
Income (loss) per share from continuing operations	$(1.15)	$(1.30)	$(1.19)	$(2.45)	$(1.83)
Net income (loss) per share	$(1.15)	$(1.30)	$(1.19)	$(2.45)	$(1.83)
Weighted average number of common shares:
Basic	28,684	28,573	28,454	28,628	28,337
Diluted	28,684	28,573	28,454	28,628	28,337
Dividends declared per common share	$0.1875	$0.1875	$0.1875	$0.3750	$0.3750

RADIUS RECYCLING, INC. SELECTED OPERATING STATISTICS (Unaudited)

			YTD
	1Q25	2Q25	2025
Total ferrous volumes (LT, in thousands)(1)	1,106	1,094	2,200
Total nonferrous volumes (pounds, in thousands)(1)(2)	177,255	174,323	351,578
Ferrous selling prices ($/LT)(3)
Domestic	$331	$353	$343
Foreign	$340	$321	$330
Average	$338	$330	$334
Ferrous sales volume (LT, in thousands)
Domestic	477	468	945
Foreign	629	626	1,255
Total	1,106	1,094	2,200
Nonferrous average price ($/pound)(2)(3)	$1.02	$1.03	$1.02
Cars purchased (in thousands)(4)	56	60	116
Auto stores at period end	50	50	50
Finished steel average sales price ($/ST)(3)	$775	$756	$765
Sales volume (ST, in thousands)
Rebar	85	85	170
Coiled products	39	45	84
Merchant bar and other	1	1	2
Finished steel products sold	125	131	256
Rolling mill utilization(5)	81%	88%	84%

LT = Long Ton, which is equivalent to 2,240 pounds
ST = Short Ton, which is equivalent to 2,000 pounds

(1)  Ferrous and nonferrous volumes sold externally and delivered to our steel mill for finished steel production.
(2)  Excludes PGMs in catalytic converters.
(3)  Price information is shown after netting the cost of freight incurred to deliver the product to the customer.
(4)  Cars purchased by auto parts stores only.
(5)  Rolling mill utilization is based on effective annual production capacity under current conditions of 580 thousand tons of finished steel products.

RADIUS RECYCLING, INC. SELECTED OPERATING STATISTICS (Unaudited)

					YTD
	1Q24	2Q24	3Q24	4Q24	2024(6)
Total ferrous volumes (LT, in thousands)(1)	1,152	980	1,112	1,249	4,493
Total nonferrous volumes (pounds, in thousands)(1)(2)	181,728	176,477	183,230	206,743	748,178
Ferrous selling prices ($/LT)(3)
Domestic	$342	$391	$341	$323	$349
Foreign	$359	$381	$354	$356	$361
Average	$354	$384	$350	$348	$358
Ferrous sales volume (LT, in thousands)
Domestic	535	483	528	504	2,051
Foreign	617	497	584	744	2,442
Total(6)	1,152	980	1,112	1,249	4,493
Nonferrous average price ($/pound)(2)(3)	$0.91	$0.94	$1.04	$1.08	$1.00
Cars purchased (in thousands)(4)	64	67	64	63	258
Auto stores at period end	50	50	50	50	50
Finished steel average sales price ($/ST)(3)	$831	$832	$817	$795	$818
Sales volume (ST, in thousands)
Rebar	94	83	83	96	357
Coiled products	34	30	42	43	148
Merchant bar and other	1	1	1	1	4
Finished steel products sold	129	114	126	140	509
Rolling mill utilization(5)	95%	81%	88%	97%	90%

LT = Long Ton, which is equivalent to 2,240 pounds
ST = Short Ton, which is equivalent to 2,000 pounds

(1)  Ferrous and nonferrous volumes sold externally and delivered to our steel mill for finished steel production.
(2)  Excludes PGMs in catalytic converters.
(3)  Price information is shown after netting the cost of freight incurred to deliver the product to the customer.
(4)  Cars purchased by auto parts stores only.
(5)  Rolling mill utilization is based on effective annual production capacity under current conditions of 580 thousand tons of finished steel products.
(6)  May not foot due to rounding.

RADIUS RECYCLING, INC. CONDENSED CONSOLIDATED BALANCE SHEETS ($ in thousands) (Unaudited)

	February 28, 2025	August 31, 2024
Assets
Current assets:
Cash and cash equivalents	$5,437	$5,552
Accounts receivable, net	216,365	258,157
Inventories	281,757	293,932
Other current assets	42,602	51,486
Total current assets	546,161	609,127
Property, plant and equipment, net	654,523	672,192
Operating lease right-of-use assets	130,686	123,546
Goodwill	13,105	13,105
Other assets	113,708	115,799
Total assets	$1,458,183	$1,533,769

Liabilities and Equity
Current liabilities:
Short-term borrowings	$5,480	$5,688
Accounts payable	193,063	202,498
Environmental liabilities	12,706	13,232
Operating lease liabilities	21,159	19,262
Other current liabilities	69,661	75,890
Total current liabilities	302,069	316,570
Long-term debt, net of current maturities	424,424	409,082
Environmental liabilities, net of current portion	52,172	52,417
Operating lease liabilities, net of current maturities	110,799	104,246
Other long-term liabilities	23,715	25,714
Total liabilities	913,179	908,029

Total Radius Recycling, Inc. shareholders' equity	542,716	623,112
Noncontrolling interests	2,288	2,628
Total equity	545,004	625,740
Total liabilities and equity	$1,458,183	$1,533,769

Non-GAAP Financial Measures
This press release contains performance based on adjusted diluted earnings per share from continuing operations attributable to Radius shareholders, adjusted EBITDA, adjusted EBITDA per ferrous ton, and adjusted selling, general, and administrative expense, which are non-GAAP financial measures as defined under SEC rules. As required by SEC rules, the Company has provided a reconciliation of these measures for each period discussed to the most directly comparable U.S. GAAP measure. Management believes that providing these non-GAAP financial measures adds a meaningful presentation of our results from business operations excluding restructuring charges and other exit-related activities, charges for legacy environmental matters (net of recoveries), amortization of capitalized cloud computing implementation costs, asset impairment charges, business development costs not related to ongoing operations including pre-acquisition and merger expenses, and the income tax benefit allocated to these adjustments, items which are not related to underlying business operational performance, and improves the period-to-period comparability of our results from business operations. We believe that presenting debt, net of cash is useful to investors as a measure of our leverage, as cash and cash equivalents can be used, among other things, to repay indebtedness. We define free cash flow as cash flow from operating activities, net of capital expenditures and proceeds from sales of property, plant, and equipment. We believe free cash flow is useful to investors as a measure of liquidity. These non-GAAP financial measures should be considered in addition to, but not as a substitute for, the most directly comparable U.S. GAAP measures.

Reconciliation of adjusted diluted earnings (loss) per share from continuing operations attributable to Radius shareholders
($ per share)	Three Months Ended			Six Months ended
	2Q25	1Q25	2Q24	2025	2024
As reported	$(1.15)	$(1.30)	$(1.19)	$(2.45)	$(1.83)
Restructuring charges and other exit-related activities, per share	0.05	0.07	0.11	0.12	0.11
Charges (recoveries) for legacy environmental matters, net, per share(1)	(0.01)	(0.07)	0.01	(0.08)	0.02
Asset impairment charges, per share	—	—	0.06	—	0.07
Business development costs, per share	0.09	—	—	0.09	0.01
Income tax benefit allocated to adjustments, per share(3)	0.03	(0.03)	(0.03)	—	(0.06)
Adjusted(4)	$(0.99)	$(1.33)	$(1.04)	$(2.32)	$(1.68)

Reconciliation of adjusted EBITDA and adjusted EBITDA per ferrous ton
($ in millions)	Three Months Ended			Six Months ended
	2Q25	1Q25	2Q24	2025	2024
Net income (loss)	$(33)	$(37)	$(34)	$(70)	$(52)
Plus interest expense	9	9	6	18	11
Plus income tax expense (benefit)	(4)	4	1	—	(9)
Plus depreciation and amortization	24	24	24	48	48
Plus business development costs	3	—	—	3	—
Plus restructuring charges and other exit-related activities	1	2	3	3	3
Plus charges (recoveries) for legacy environmental matters, net(1)	—	(2)	—	(2)	—
Plus amortization of cloud computing software costs(2)	—	—	—	1	—
Plus asset impairment charges	—	—	1	—	2
Adjusted EBITDA(4)	$—	$—	$3	$—	$4

Ferrous sales volume (LT, in thousands)	1,094	1,106	980	2,200	2,132
Adjusted EBITDA per ferrous ton sold ($/LT)	$—	$—	$3	$—	$2

Reconciliation of Adjusted selling, general and administrative expense:
($ in millions)	Three Months Ended			Six Months ended
	2Q25	1Q25	2Q24	2025	2024
As reported	$55	$57	$62	$112	$125
(Charges) recoveries for legacy environmental matters, net(1)	—	2	—	2	—
Business development costs	(3)	—	—	(3)	—
Adjusted(4)	$53	$59	$62	$111	$125

Reconciliation of debt, net of cash
($ in thousands)
	February 28, 2025	November 30, 2024	February 29, 2024
Short-term borrowings	$5,480	$5,573	$5,459
Long-term debt, net of current maturities	424,424	439,872	368,119
Total debt	429,904	445,445	373,578
Less: cash and cash equivalents	5,437	15,223	13,562
Total debt, net of cash	$424,467	$430,222	$360,016

Reconciliation of Free Cash Flow (FCF)	Three Months Ended
($ in thousands)	2Q25
Cash flow from operating activities	$19,954
Capital expenditures	(11,334)
Proceeds from sales of property, plant, and equipment	4,273
Free cash flow	$12,893

LT = Long Ton, which is equivalent to 2,240 pounds

(1)  Legal and environmental charges, net of recoveries, for legacy environmental matters including those related to the Portland Harbor Superfund site and to other legacy environmental loss contingencies.
(2)  Amortization of cloud computing software costs consists of expense recognized in cost of goods sold and selling, general, and administrative expense resulting from amortization of capitalized implementation costs for cloud computing IT systems. This expense is not included in depreciation and amortization.
(3)  Income tax allocated to the aggregate adjustments reconciling reported and adjusted diluted (loss) earnings per share from continuing operations attributable to Radius shareholders is determined based on a tax provision calculated with and without the adjustments.
(4)  May not foot due to rounding.

Forward-Looking Statements
Statements and information included in this press release by Radius Recycling, Inc. that are not purely historical are forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934 and are made pursuant to the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. Except as noted herein or as the context may otherwise require, all references in this press release to “we,” “our,” “us,” “the Company,” “Radius Recycling,” and “Radius” refer to Radius Recycling, Inc. and its consolidated subsidiaries.

Forward-looking statements in this press release include statements regarding future events or our expectations, intentions, beliefs, and strategies regarding the future, which may include statements regarding our proposed Merger with TAI, a U.S. subsidiary of Toyota Tsusho Corporation; the impact of equipment upgrades, equipment failures, and facility damage on production, including timing of repairs and resumption of operations; the realization of insurance recoveries; the Company’s outlook, growth initiatives, or expected results or objectives, including pricing, margins, volumes, and profitability; completion of acquisitions and integration of acquired businesses; the progression and impact of investments in processing and manufacturing technology improvements and information technology systems; the impact of sanctions and tariffs, quotas, and other trade actions and import restrictions; the impacts of supply chain disruptions, inflation, and rising interest rates; liquidity positions; our ability to generate cash from continuing operations; trends, cyclicality, and changes in the markets we sell into; strategic direction or goals; targets; changes to manufacturing and production processes; the realization of deferred tax assets; planned capital expenditures; the cost of and the status of any agreements or actions related to our compliance with environmental and other laws; expected tax rates, deductions, and credits; the impact of pandemics, epidemics, or other public health emergencies; the impact of labor shortages or increased labor costs; obligations under our retirement plans; benefits, savings, or additional costs from business realignment, cost containment, and productivity improvement programs; the potential impact of adopting new accounting pronouncements; and the adequacy of accruals.

Forward-looking statements by their nature address matters that are, to different degrees, uncertain, and often contain words such as “outlook,” “target,” “aim,” “believes,” “expects,” “anticipates,” “intends,” “assumes,” “estimates,” “evaluates,” “may,” “will,” “should,” “could,” “opinions,” “forecasts,” “projects,” “plans,” “future,” “forward,” “potential,” “probable,” and similar expressions. However, the absence of these words or similar expressions does not mean that a statement is not forward-looking.

We may make other forward-looking statements from time to time, including in reports filed with the Securities and Exchange Commission, press releases, presentations, and on public conference calls. All forward-looking statements we make are based on information available to us at the time the statements are made, and we assume no obligation to update any forward-looking statements, except as may be required by law. Our business is subject to the effects of changes in domestic and global economic conditions and a number of other risks and uncertainties that could cause actual results to differ materially from those included in, or implied by, such forward-looking statements. Some of these risks and uncertainties are discussed in “Item 1A. Risk Factors” of Part I of our most recent Annual Report on Form 10-K. and Part II of our most recent Quarterly Report on Form 10-Q. Examples of these risks include: the completion of the Merger is subject to various risks and uncertainties related to, among other things, its terms, timing, structure, benefits, costs and completion; the occurrence of any event, change or other circumstances that could give rise to the termination of the Merger Agreement; the disruption of management’s attention from the Company’s ongoing business operations due to the Merger; the effect of the announcement of the Merger on the Company’s relationships with its customers, third-party suppliers, industrial vendors and other third parties, as well as its operating results and business generally; the potential difficulties in employee retention as a result of the Merger; the Merger Agreement may be terminated in circumstances that may require the Company to pay TAI a termination fee; the fact that, if the Merger is completed, shareholders will forgo the opportunity to realize the potential long-term value of the successful execution of the Company’s current strategy as an independent company; required approvals to complete the Merger by our shareholders and the receipt of certain regulatory approvals, to the extent required, and the timing and conditions for such approvals; the stock price of the Company may decline significantly if the merger is not completed; the possibility that TAI could, at a later date, engage in unspecified transactions, including restructuring efforts, special dividends or the sale of some or all of the Company’s assets to one or more purchasers, that could conceivably produce a higher aggregate value than that available to shareholders in the Merger; the inability to consummate the Merger within the anticipated time period, or at all, due to any reason, including the failure to satisfy the closing conditions to the Merger; potential environmental cleanup costs related to the Portland Harbor Superfund site or other locations; the impact of equipment upgrades, equipment failures, and facility damage on production; failure to realize or delays in realizing expected benefits from capital and other projects, including investments in processing and manufacturing technology improvements and information technology systems; the cyclicality and impact of general economic conditions; the impact of inflation and interest rate and foreign currency fluctuations; changing conditions in global markets including the impact of sanctions and tariffs, quotas, and other trade actions and import restrictions; increases in the relative value of the U.S. dollar; economic and geopolitical instability including as a result of military conflict; volatile supply and demand conditions affecting prices and volumes in the markets for raw materials and other inputs we purchase; significant decreases in recycled metal prices; imbalances in supply and demand conditions in the global steel industry; difficulties associated with acquisitions and integration of acquired businesses; supply chain disruptions; reliance on third-party shipping companies, including with respect to freight rates and the availability of transportation; restrictions on our business and financial covenants under the agreement governing our bank credit facilities; potential limitations on our ability to access capital resources and existing credit facilities; the impact of impairment of goodwill and assets other than goodwill; the impact of pandemics, epidemics, or other public health emergencies; inability to achieve or sustain the benefits from productivity, cost savings, and restructuring initiatives; inability to renew facility leases; customer fulfillment of their contractual obligations; the impact of consolidation in the steel industry; product liability claims; the impact of legal proceedings and legal compliance; the impact of climate change; the impact of not realizing deferred tax assets; the impact of tax increases and changes in tax rules; the impact of one or more cybersecurity incidents; the impact of increasing attention to environmental, social, and governance matters; translation risks associated with fluctuation in foreign exchange rates; the impact of hedging transactions; inability to obtain or renew business licenses and permits; environmental compliance costs and potential environmental liabilities; increased environmental regulations and enforcement; compliance with climate change and greenhouse gas emission laws and regulations; the impact of labor shortages or increased labor costs; reliance on employees subject to collective bargaining agreements; and the impact of the underfunded status of multiemployer plans in which we participate.

Company Contact:

Investor Relations:
Michael Bennett
(503) 323-2811
mcbennett@rdus.com

Public Affairs & Communications:
Eric Potashner
www.radiusrecycling.com
ir@rdus.com

Company Info:
www.radiusrecycling.com
ir@rdus.com